Exhibit 99.1

News Release

International Game Technology announces quarterly dividend

(LAS VEGAS — June 13, 2014) — International Game Technology (NYSE: IGT) announced today that its Board of Directors has declared a cash dividend of $0.11 per share on its common stock, a 22% increase compared to the dividend paid in the same quarter last year. This marks the 45th consecutive quarter that the Company has paid a dividend, which is currently the longest streak in the gaming industry.

The dividend is payable on July 11, 2014 to shareholders of record on June 27, 2014.

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About IGT

International Game Technology (NYSE: IGT) is a global leader in casino gaming entertainment and continues to transform the industry by translating casino player experiences to social, mobile and interactive environments for markets around the world. IGT’s acquisition of DoubleDown Interactive provides engaging social casino style entertainment to more than 6 million players monthly. More information about IGT is available at IGT.com or connect with IGT at @IGTNews or facebook.com/IGT. Anyone can play at the DoubleDown Casino by visiting http://apps.facebook.com/doubledowncasino or doubledowncasino.com

IGT Contacts:

Kate Pearlman

Vice President, Investor Relations and Treasury

+1 866-296-4232

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